EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into on June 3, 2015, to be effective as of July 1, 2015 (the “Effective Date”), by and between Quality Systems, Inc. (“Company”) and John R. Frantz (“Executive”) (collectively the “Parties”).

RECITALS

A. Company desires to retain the services of Executive, and Executive is willing to provide such services to Company.

B. Company and Executive enter into this Agreement to provide for Executive’s employment by Company, upon the terms and conditions set forth herein.

The Parties agree as follows:

1. Duties.

1.1. Position. Executive shall serve as President and Chief Executive Officer of Company and shall have the duties and responsibilities incident to such positions and such other duties as may be determined in consultation with Company’s Board of Directors (the “Board of Directors”), reporting to the Board of Directors. Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities.

1.2. Best Efforts. Executive shall devote his full productive time and best efforts on behalf of Company, and will abide by all policies and decisions Company makes, to the extent not inconsistent with this Agreement, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in Company’s best interest at all times.

2. At-Will Employment. The employment of Executive shall be “at-will” at all times. Company may terminate Executive’s employment with Company at any time for any reason or no reason at all. Executive may likewise terminate employment at any time for any reason or no reason. No one other than the Chairman of the Board of Directors has the authority to alter this arrangement, or to enter into an agreement for employment for a specified period of time, and any such agreement must be in writing and must be signed by the Chairman of the Board of Directors and by Executive.

3. Compensation.

3.1. FY 2016 CEO Compensation Program. Attached hereto as Exhibit A, which is incorporated herein, is the FY 2016 CEO Compensation Program for Executive. Executive is not entitled to any compensation for FY 2016 except as set forth in Exhibit A. Executive’s compensation for future periods shall be determined by the Compensation Committee of the Board of Directors pursuant to its charter (as may be amended or modified from time to time) and such other authority as may be conferred upon the Compensation Committee by the Board of Directors from time to time.

3.2. Health and Welfare Benefit Plans. Executive and his family will be eligible for participation in Company’s health and welfare benefit plans, including health, dental, and vision, to the extent generally applicable to employees of Company.

3.3. Vacation. Executive shall be entitled to three (3) weeks of paid vacation leave each calendar year, pro-rated for calendar year 2015. Executive shall be entitled to accrue a maximum of five (5) weeks of paid vacation leave. Once Executive has accrued the maximum of five (5) weeks of paid vacation leave, paid vacation leave will stop accruing until Executive uses some of his paid vacation. Notwithstanding the foregoing, if Company adopts a new or modified vacation policy of general applicability to Company’s executive officers, Executive shall thereafter be subject to the terms and conditions of such new or modified policy.

4. Business Expenses. Executive shall receive reimbursement for all necessary and reasonable out-of-pocket business expenses incurred in the performance of his duties on behalf of Company, pursuant to policies and procedures the Board of Directors adopts. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

5. Confidentiality and Proprietary Rights. Concurrent with the execution of this Agreement and as a condition of Executive’s employment with Company, Executive shall execute the Company’s standard Proprietary Information and Inventions Agreement in the form previously presented to Executive for review.

6. Nondisparagement. During the term of Executive’s employment with the Company, Executive agrees not to defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of Company’s officers or directors.

7. Concurrent Board Resignation. As a condition to Executive’s employment with the Company, Executive agrees to resign from any and all positions Executive may hold as a member of the Board of Directors, or as a member of the board of directors or similar governing body of any and all subsidiaries of the Company, as well as any committees of any of the foregoing, concurrent upon the termination of Executive’s employment with the Company for any reason (including, without limitation, whether with or without cause, by voluntary resignation, or due to death, disability or other circumstances).

8. Other Boards. During the term of Executive’s employment with the Company, Executive shall not serve on the board of directors, board of advisors, board of managers or any similar governing or advisory body of any “for-profit” entity (other than the Company and its subsidiaries), organization, foundation or association (a “For-Profit Board”). In addition, during the term of Executive’s employment with the Company, Executive shall not serve on the board of directors, board of advisors, board of managers or any similar governing or advisory body of any “non-profit” entity, organization, foundation or association (a “Non-Profit Board”) without the prior approval of the Board of Directors (which approval shall not be unreasonably withheld). Executive acknowledges and agrees that, prior to the effective date of this Agreement, he has (a) duly and validly resigned from any and all For-Profit Boards, if any, and (b) disclosed to the Board of Directors in writing the name of each Non-Profit Board, if any, on which Executive is currently serving or has applied to serve.

9. Section 280G. If any payment or benefit Executive would receive from the Company or otherwise in connection with a change in control of the Company or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 9, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same day, the equity awards will be reduced on a pro-rata basis. For the avoidance of doubt, Executive shall not have any discretion as to the ordering of any such Reduction Method or Pro Rata Reduction Method.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company and the Executive shall provide the accounting firm with such information as the accounting firm may reasonably request in order to make the determinations hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. The accounting firm’s determinations shall be final and binding on the Company and Executive.

If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10. Legal Fees. The Company shall pay reasonable legal fees and charges (not to exceed $10,000 in the aggregate) of counsel that you directly or indirectly incur in connection with negotiating, documenting, implementing and the ability to accept this Agreement, which shall be paid no later than thirty (30) days after presentation of an acceptable invoice for such fees and/or charges. The Company agrees to treat the reimbursement of such legal fees as a non-taxable working condition fringe benefit under Internal Revenue Code Section 132(d).

11. General Provisions.

11.1. Successors and Assigns. Company may assign this Agreement to any company that may succeed to the business and assets of Company, and any such successor company may similarly assign this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

11.2. Severability. In the event any provision of this Agreement is found to be unenforceable, invalid or illegal by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable, invalid or illegal provision shall be deemed deleted, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

11.3. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review the Agreement and has had it reviewed and negotiated by legal counsel acting on his behalf, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.4. Governing Law; Arbitration. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Concurrent with the execution of this Agreement and as a condition of Executive’s employment with Company, Executive shall execute the Mutual Agreement to Arbitrate Claims in the form previously presented to Executive for review (the “Arbitration Agreement”). The Parties agree that any controversy, claim or dispute between the them arising out of or relating to this Agreement will be subject to the Arbitration Agreement.

11.5. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); or (ii) received by the addressee, if sent by a nationally recognized overnight delivery service, if sent to the addresses below, or as a Party may later designate:

If to Company:	Quality Systems, Inc. Attention: General Counsel 18111 Von Karman, Ste. 700 Irvine, California 92612

If to Executive:	John R. Frantz ##### ########## ####### ##########, ########## #####

11.6. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all Parties and taken together shall constitute a single agreement, binding against each of the Parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile, .pdf or other electronic format with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his or her signature that he or she is duly authorized to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such Party.

12. Entire Agreement. This Agreement, including the Compensation Program attached as Exhibit A, the Proprietary Information and Inventions Agreement and the Arbitration Agreement, each of which are incorporated herein by reference, constitute the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Chairman of the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

13. Background Check. Notwithstanding anything in this Agreement to the contrary, this Agreement shall immediately terminate and be of no force or effect, without liability to either party, if the results of the background check being performed by the Company on Executive are not satisfactory to the Company’s Board of Directors in its reasonable discretion and the Board of Directors notifies Executive of such determination in writing prior to July 1, 2015.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: June 3, 2015	/s/ John R. Frantz
John R. Frantz

Quality Systems, Inc.

Dated: June 3, 2015	By:	/s/ Jocelyn Leavitt
	Name:	Jocelyn Leavitt
	Title:	EVP, General Counsel and Secretary

EXHIBIT A

FY 2016 CEO Compensation Program

[attached hereto]

Quality Systems, Inc.

John R. Frantz Fiscal Year 2016 Compensation Program

Base Salary

The following table sets forth the cash salary for John R. Frantz from Quality Systems, Inc. (the “Company”) for his role as chief executive officer (the “CEO”) as approved by the Compensation Committee of the Company’s Board of Directors (the “Board”). Note that all annual salary and bonus calculations will be pro-rated as a percentage of days of fiscal year 2016 that John R. Frantz is actually employed:

Name	Anticipated Start Date	Fiscal Year 2016 Salary
John R. Frantz	July 1, 2015	$600,000

Signing Equity Grants

John R. Frantz shall receive a non-qualified stock option grant of shares of the Company’s common stock (“Option Grant Shares”) as set forth below, to be granted upon the effectiveness of the Company’s 2015 Equity Incentive Plan. The exercise price of the Option Grant Shares will be the closing price of the Company’s shares on the date of the grant.

Name	Signing Option Grant Shares
John R. Frantz	150,000

The Option Grant Shares will be issued upon or promptly following shareholder approval of the Company’s 2015 Equity Incentive Plan, will have a term of 8 years from the grant date, and vest in five equal, annual consecutive installments with the first vesting date occurring on the first anniversary of the employment start date.

John R. Frantz shall also receive a restricted shares grant of the Company’s common stock (“Restricted Shares”) as set forth below.

Name	Signing Restricted Shares
John R. Frantz	25,000

The Restricted Shares will be issued upon or promptly following shareholder approval of the Company’s 2015 Equity Incentive Plan, and vest in three equal, annual consecutive installments with the first vesting date occurring on the first anniversary of the employment start date; provided, however, that the Restricted Shares shall accelerate and vest in full if John R. Frantz is terminated without Cause (as defined in the Company’s 2015 Equity Incentive Plan) prior to the first anniversary of the employment start date.

Fiscal Year 2016 Cash and Options Bonuses

The fiscal year 2016 cash and options bonuses include performance targets based on: (i) increases in consolidated organic revenue and (ii) increases in consolidated organic non-GAAP EPS for fiscal year 2016. The following table sets forth the maximum target cash and options bonuses payable to the CEO based on his attainment during fiscal year 2016 of the targets described below:

Name	Cash Bonus Amount
John R. Frantz	75% of salary at target plus additional for exceeding target

Name	Options Bonus Amount
John R. Frantz	100,000 options granted for service through May 31, 2016

50% of the cash bonus will be based on the percentage increase, if any, of the Company’s organic consolidated revenues reported for the 2016 fiscal year over the Company’s organic consolidated revenues reported for the previous fiscal year (“Consolidated Revenue Growth”) and (ii) 50% of the cash bonus will be based on the percentage increase, if any, of the Company’s organic fully diluted non-GAAP earnings per share reported for the 2016 fiscal year over the Company’s organic consolidated fully diluted non-GAAP earnings per share reported for the previous fiscal year (“Consolidated non-GAAP EPS Growth”). The percentage of the potential bonus for each level of (i) Consolidated Revenue Growth and (ii) Consolidated non-GAAP EPS Growth are set forth below.

The non-qualified stock option grant of shares of the Company’s common stock (“Option Bonus Shares”) will be issued according to the Company’s 2015 Equity Incentive Plan and standard Company non-qualified option grant agreement, will have a term of 8 years from the initial grant date, and vest in five equal, annual consecutive installments with the first vesting date occurring on the first anniversary of the initial grant date. The non-qualified stock option grant will be made in full on May 31, 2016 if John R. Frantz is in good standing as a full time employee of the Company (or a wholly owned subsidiary thereof) through May 31, 2016. The non-qualified stock option grant will not be made, in whole or in part, if John R. Frantz is not in good standing as a full time employee of the Company (or a wholly owned subsidiary thereof) through May 31, 2016.

Consolidated Revenue Growth	% of Target Cash Bonus Allocation (50%) Earned
< 6%	0%
6%	20%
7%	40%
8%	60%
9%	80%
10%	100%
11%	110%
12%	120%
13%	130%
14%	140%
≥ 15%	150%

Consolidated Non-GAAP EPS Growth	% of Target Cash Bonus Allocation (50%) Earned
< 6%	0%
6%	20%
7%	40%
8%	60%
9%	80%
10%	100%
11%	110%
12%	120%
13%	130%
14%	140%
≥ 15%	150%

In order to receive the percentage award shown in the right hand column, the full amount of the minimum target amount in the left hand column must be achieved. Accordingly, there will be no partial credit, proration or extrapolation between levels. Notwithstanding anything contained herein to the contrary, all revenues, expenses, and dilutive shares associated with acquisitions or divestitures closed during fiscal year 2016 will be eliminated from revenues and expenses used to calculate bonus amounts.

To illustrate the calculation of the cash bonus, assume during fiscal year 2016; (i) 15.2% Consolidated Revenue Growth and (ii) 15.6% Consolidated non-GAAP EPS Growth:

Target	Example	Example % of Potential Cash Bonus Earned
Consolidated Revenue Growth	15.2%	75% (150% x 50%)
Consolidated non-GAAP EPS Growth	15.6%	75% (150% x 50%)
TOTAL %		150%

Based on this example, John R. Frantz could receive a cash bonus for fiscal year 2016 of $675,000 ($450,000 x 150%). Note that the cash bonus will be pro-rated for calendar days employed in FY 2016 (i.e. 75% of the above calculations if employed starting July 1).

Equity Bonus

In addition to the cash and option bonuses described above, John R. Frantz will be eligible to receive a potential equity award in the form of restricted performance shares (“Performance Shares”) grants of the Company’s common stock over a 3 year period based on achievement of target average daily closing stock prices during the thirty calendar day period ending April 30th following the applicable fiscal year as set forth below:

Fiscal Year	Average Daily Closing Stock Price During 30 Calendar Day Period Ending April 30th of the Subsequent Fiscal Year of No Less Than	Additional % of Performance Shares	Annual Cumulative % of Performance Shares
2016	$20	10%	10%
	$22	10%	20%
	$24	10%	30%
2017	$26	10%	10%
	$28	10%	20%
	$30	10%	30%
2018	$32	10%	10%
	$34	10%	20%
	$36	20%	40%

Name	Performance Shares
John R. Frantz	150,000

To illustrate the calculation of the Performance Shares award, assume the average closing stock price during the thirty calendar day period ending April 30, 2016 is $24.12, is $30.43 during the thirty calendar day period ending April 30, 2017, and is $37.23 during the thirty calendar day period ending April 30, 2018, then he will earn 30% of 150,000 Performance Shares which is 45,000 Performance Shares for fiscal year 2016 (which will be pro-rated for calendar days employed in FY 2016, i.e. 75% of the above calculation if employed starting July 1 (the difference between (x) the number of shares that would have been received had no such pro-rated adjustment been applied minus (y) the number of shares actually received as a result of such pro-rated adjustment is referred to as the “Pro-Rata Excluded Share Amount”)); he will earn 30% of 150,000 Performance Shares which is 45,000 Performance Shares for fiscal year 2017; and he will earn 40% of 150,000 Performance Shares which is 60,000 Performance Shares for fiscal year 2018. Also, (i) in the event the maximum target is achieved for Fiscal Year 2017 as shown in the table above (i.e., $30 for the 30 calendar day period ending April 30, 2017), John R. Frantz shall be granted an additional Performance Share award in an amount equal to 50% of the Pro-Rata Excluded

Share Amount and (ii) in the event the maximum target is achieved for Fiscal Year 2018 as shown in the table above (i.e., $36 for the 30 calendar day period ending April 30, 2018), John R. Frantz shall be granted an additional Performance Share award in an amount equal to 50% of the Pro-Rata Excluded Share Amount.

John R. Frantz Fiscal Year 2016 Compensation Program Terms and Requirements

1.	John R. Frantz must be in good standing as a full time employee of the Company (or a wholly owned subsidiary thereof) through (i) May 31, 2016 to receive the fiscal year 2016 cash and option bonuses and (ii) May 31st after the relevant fiscal year to receive the related Performance Shares bonus.

2.	No compensated outside work without the Board’s prior written approval.

3.	Execution of proprietary information and arbitration agreements.

4.	Determination of amounts and payment of all bonuses is discretionary and shall only be as approved by the Compensation Committee based on, among other things, audited financial statements and subject to the Company’s standing compensatory policies (e.g., the Company’s Clawback Policy), as such policies may be amended by the Company or applicable law.

5.	Consolidated Revenue and Non-GAAP EPS Growth targets will not include any revenues, expenses, and dilutive shares associated with acquisitions and divestitures closed during fiscal year 2016.

6.	The grant of the Performance Shares under the equity bonus component of the program will be made on May 31st of the relevant calendar year. The Performance Shares will fully vest 6 months following the date of grant; provided, however, that such vesting will accelerate in full if John R. Frantz is terminated without “Cause” (as defined in the Company’s 2015 Equity Incentive Plan) during the 6 month period following the date of grant.

7.	John R. Frantz must be in compliance with the Company executive stock ownership requirements to receive bonuses.

8.	The quantity of Option Grant Shares, Option Bonus Shares, Restricted Shares, and Performance Shares listed above will adjust pro-rata with any stock splits that may occur after the 2016 Executive Compensation Program is approved.

9.	The calculation for EPS will be adjusted for stock splits that may occur after the Fiscal Year 2016 Compensation Program is approved.

10.	Option Grant Shares, Option Bonus Shares, Restricted Shares, and Performance Shares will be subject to accelerated vesting in full in accordance with the “double trigger” change of control provisions of the Company’s 2015 Equity Incentive Plan; provided, however, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any of such outstanding equity awards at the time of a change of control, then 100% of such outstanding equity awards shall fully vest immediately prior to, and contingent upon, the consummation of such change of control. For clarity, Option Bonus Shares and Performance Shares that are not yet earned pursuant to the criteria for the grant thereof shall not accelerate upon a “double trigger” (or, with respect to the proviso in the immediately preceding sentence, upon a change of control). For additional clarity, the cash bonus will not be paid if the criteria for the grant thereof has not been achieved upon the occurrence of a “double trigger” (or, with respect to the proviso in the first sentence of this item 10, upon a change of control).